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                                                                   Exhibit 10.33

                           BAXTER INTERNATIONAL INC.
                  Stock Option Plan Adopted November 18, 1996
                 Grant to Shared Investment Plan Participants
                             Terms and Conditions

1.   Purpose

This Stock Option Plan ("Plan") is adopted pursuant to the Baxter International Inc. 1987 Incentive Compensation Program ("Program") for the purposes stated in the Program.

2.   Participants

Participants in this Plan ("Optionee") shall be valued employees of Baxter International Inc. or its subsidiaries ("Company") who (i) purchased Baxter common stock through the Baxter International Inc. Shared Investment Plan; (ii) have been selected by the Committee, as defined in the Program ("Committee"), to receive an option ("Option") under this Plan; and (iii) have satisfied the conditions specified in the resolutions pursuant to which the Option was granted.

3.   Awards

Each Option shall consist of a Stock Option as defined in the Program and is granted under the terms and conditions contained in the Program and this Plan. To the extent that any of the terms and conditions contained in this Plan are inconsistent with the Program, the terms of the Program shall control. Terms defined in the Program shall have the same meaning in these terms and conditions. The Option is not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code. Residents of the United Kingdom may also be subject to additional terms and conditions in the form contained in the Baxter International Inc. Rules of the Baxter International United Kingdom Stock Option, to the extent deemed necessary by the Committee.

4.   Vesting, Exercise and Expiration

4.1  The Option becomes vested on October 1, 1999, except as specified in this
Section 4.1 or in Section 4.3. If the Optionee's employment by the Company is terminated involuntarily, before October 1, 1999, and for reasons other than death, disability, or misconduct, the Option will be allowed to vest on October 1, 1999. If the Optionee's employment by the Company is terminated voluntarily before October 1, 1999, and on or after the Optionee's fifty-fifth birthday, the Option will continue to vest for up to one year after the date on which the Optionee's employment terminates. For purposes of this Section 4.1 and Section 4.4, misconduct means fraud, embezzlement, or other criminal conduct or an intentional, knowing and material violation of the Company's Standards for Business Ethics as amended.